TRANSCEPT PHARMACEUTICALS REPORTS
FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

Point Richmond, Calif., March 13, 2014 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three and twelve months ended December 31, 2013.

Transcept reported cash, cash equivalents and marketable securities of $70.0 million at December 31, 2013.

"We are continuing to explore a range of alternatives to enhance stockholder value, including a sale of the Company, a business combination and/or partnership opportunities, a distribution of all or a significant amount of cash to stockholders, and a liquidation of the Company," said Glenn A. Oclassen, Transcept Chairman and CEO. "We have made progress in these initiatives and have identified, and continue to actively evaluate multiple opportunities together with our strategic and financial advisor, Leerink Swann, LLC. Our strategic process is both active and ongoing and includes a range of interactions with transaction counterparties. Thus we believe it is in our stockholders' best interest to allow sufficient opportunity to pursue and consummate one or more of these transactions, and to consider additional alternatives that may materialize in the near future, before making a decision regarding a liquidation of the Company. We look forward to further updating our stockholders as these initiatives progress."

Three months ended December 31, 2013 financial results

For the quarter ended December 31, 2013 and December 31, 2012, Transcept recorded $0.3 million and $0.1 million, respectively of royalty revenue on Intermezzo net sales generated by Purdue. Royalty revenue was offset by $0.1 million and $1.4 million related to the $10.0 million contribution by Transcept in December 2012 to an Intermezzo direct-to-consumer (DTC) advertising campaign led by Purdue. Transcept is recognizing this contribution as an offset against revenue as the advertising costs are incurred. This resulted in net revenue of $0.2 million for the quarter ended December 31, 2013 compared to negative net revenue of $1.3 million for the quarter ended December 31, 2012.

Research and development expense for the quarter ended December 31, 2013 was approximately $1.8 million, compared to approximately $2.9 million for the same period in 2012. The decrease of approximately $1.1 million was primarily attributable to the wind down of Transcept's TO-2061 development program, partially offset by approximately $0.9 million of expense associated with the Company's TO-2070 project, its lead development candidate, and $0.3 million of severance, related benefit and stock option modification expense related to the November reduction in force. Research and development expense included non-cash stock compensation expense of approximately $0.2 million for each of the quarters ended December 31, 2013 and December 31, 2012.

General and administrative expense for the quarter ended December 31, 2013 was approximately $3.9 million, compared to approximately $2.3 million for the same period in 2012. The increase of approximately $1.6 million reflects an increase in professional services associated with patent defense and a special shareholder meeting and $0.5 million of severance, related benefit and stock option modification expense related to the November reduction in force. General and administrative expense included non-cash stock compensation expense of approximately $0.8 million for the quarter ended December 31, 2013, compared to approximately $0.5 million for the quarter ended December 31, 2012.

Net loss for the quarter ended December 31, 2013 was approximately $5.5 million, or $0.29 per share (basic and diluted), compared to approximately $6.6 million, or $0.35 per share (basic and diluted), for the quarter ended December 31, 2012. The weighted average shares used to calculate basic and diluted net loss per share were 18,842,388 for the quarter ended December 31, 2013. The weighted average shares used to calculate basic and diluted net loss per share were 18,628,004 for the quarter ended December 31, 2012. At December 31, 2013, there were 18,842,388 common shares outstanding and 4,236,923 common shares underlying outstanding options and warrants.

Full year 2013 financial results
Gross royalty revenue on Intermezzo net sales generated by Purdue for the year ended December 31, 2013 was $1.7 million, compared to $0.8 million for the year ended December 31, 2012. Intermezzo was commercially launched in April 2012, and royalties earned through December 31, 2012 included nine months of revenue, whereas royalties earned through December 31, 2013 include a full year of revenue. Royalty revenue was offset by $6.8 million and $1.4 million for the years ended December 31, 2013 and 2012, respectively, related to the $10.0 million contribution by Transcept in December 2012 to the Intermezzo DTC advertising campaign.  This resulted in negative net revenue of $5.1 million for the year ended December 31, 2013 versus net revenue of $9.6 million for the year ended December 31, 2012. Revenue during the year ended December 31, 2012 also included a $10.0 million milestone payment from Purdue for the listing of a Transcept method of use patent in the FDA's Orange Book.

Research and development expense for the year ended December 31, 2013 was approximately $6.9 million, compared to approximately $11.2 million for the same period in 2012. The decrease of $4.3 million was primarily attributable to the wind down of Transcept's TO-2061 development program, partially offset by approximately $2.5 million of expense associated with the Company's TO-2070 project, its lead development candidate, along with approximately $0.5 million of severance, related benefit and stock option modification expense related to the January and November reductions in force. Research and development expense included non-cash stock compensation expense of approximately $0.7 million for the year ended December 31, 2013 and approximately $0.8 million for the year ended December 31, 2012.
General and administrative expense for the year ended December 31, 2013 was approximately $12.4 million, compared to approximately $10.3 million for the same period in 2012. The increase of $2.1 million was primarily attributable to an increase in professional fees associated with patent litigation and a special shareholder meeting along with approximately $0.6 million of severance, related benefit and stock option modification expense related to the January and November reductions in force. General and administrative expense included non-cash stock compensation expense of approximately $2.7 million for the year ended December 31, 2013, compared to approximately $2.1 million for the year ended December 31, 2012.
Transcept recorded a goodwill impairment charge of $3.0 million during the quarter ended June 30, 2013 as a result of an impairment analysis that concluded that the entire carrying value of goodwill was impaired.
Net loss for the year ended December 31, 2013 was approximately $27.4 million, or $1.46 per share (basic and diluted), compared to a net loss of approximately $12.0 million, or $0.70 per share (basic and diluted), for the year ended December 31, 2012. The weighted average shares used to calculate net loss per share were 18,771,808 and 17,052,157 for the years ended December 31, 2013 and 2012, respectively.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products to address important therapeutic needs in the field of neuroscience.  The company's lead development candidate is TO-2070, a novel, rapidly absorbed treatment for acute migraine incorporating dihydroergotamine (DHE) as the active drug, which Transcept intends to develop through the completion of preclinical safety studies, but not including the initiation of a Phase 1 human pharmacokinetic study.  Preclinical data suggest that TO-2070 may offer significant migraine treatment benefits beyond those provided by less convenient and more invasive DHE drug delivery methods, such as injection, liquid nasal sprays or pulmonary inhalation.

The Transcept management team developed Intermezzo® from concept to its approval by the FDA in 2011.  Purdue holds commercialization and development rights for Intermezzo in the United States. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.MyIntermezzo.com.

Forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to our expectations regarding the nature, timing and effect of our pursuit of strategic alternatives. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: achieving acceptance of Intermezzo by physicians, patients and third party payors; our ability to successfully pursue and consummate a strategic transaction to enhance stockholder value; the impact of competitive products and the market for Intermezzo generally; our dependence on our collaboration with Purdue; obtaining, maintaining and protecting regulatory exclusivity and intellectual property protection for Intermezzo; our ability to identify and finance additional product candidates for in-licensing or acquisition; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:
Transcept Pharmaceuticals, Inc.
Leone Patterson
Vice President, Chief Financial Officer
(510) 215-3500
lpatterson@transcept.com

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenue:
Gross royalty revenue	$316	$93	$1,697	$776
Gross milestone revenue	—	—	—	10,000
Gross other revenue	—	—	50	250
Advertising expense - Purdue Pharma	(140)	(1,429)	(6,821)	(1,429)
Net revenue	176	(1,336)	(5,074)	9,597
Operating expenses:
Research and development	1,753	2,918	6,904	11,191
General and administrative	3,941	2,265	12,431	10,263
Goodwill impairment	—	—	2,962	—
Total operating expenses	5,694	5,183	22,297	21,454
Loss from operations	(5,518)	(6,519)	(27,371)	(11,857)
Interest and other income (expense), net	(17)	(35)	(75)	(159)
Net loss	$(5,535)	$(6,554)	$(27,446)	$(12,016)
Net loss per share:
Basic and diluted	$(0.29)	$(0.35)	$(1.46)	$(0.70)
Weighted average common shares outstanding:
Basic and diluted	18,842	18,628	18,772	17,052
Comprehensive loss	$(5,544)	$(6,552)	$(27,431)	$(12,038)

Transcept Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,935	$39,368
Marketable securities	60,110	45,907
Prepaid advertising	—	8,571
Other current assets	3,582	1,120
Total current assets	73,627	94,966
Property and equipment, net	43	128
Goodwill	—	2,962
Total assets	$73,670	$98,056
Liabilities and stockholders’ equity
Total current liabilities	$1,928	$2,663
Stockholders’ equity:
Common stock and additional paid in capital	211,276	207,496
Accumulated deficit	(139,556)	(112,110)
Accumulated other comprehensive income	22	7
Total stockholders’ equity	71,742	95,393
Total liabilities and stockholders’ equity	$73,670	$98,056